Exhibit 99.1

Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50
Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt	Media Contact - John Sahlberg
208 384 6073	208 384 6451

For Immediate Release: August 29, 2016

BOISE CASCADE COMPANY ANNOUNCES CLOSING OF PRIVATE OFFERING OF $350 MILLION OF SENIOR NOTES

BOISE, Idaho — Boise Cascade Company (Boise Cascade) (NYSE: BCC) today announced that it has closed the previously announced offering of $350,000,000 in aggregate principal amount of 5.625% senior notes due 2024 (the “New Notes”) in a private offering that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

Boise Cascade used the net proceeds of the offering to repurchase and redeem any and all of its outstanding 6.375% senior notes due 2020 (the “2020 Notes”), to pay fees and expenses related to the offering of the New Notes and incurred in connection with the repurchase or redemption of the 2020 Notes, and for general corporate purposes.

The New Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities. The offers of New Notes were made only by means of a private offering memorandum.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products.